Exhibit 10.16

CONFIDENTIAL PATENT LICENSE, SETTLEMENT AND RELEASE AGREEMENT

THIS CONFIDENTIAL PATENT LICENSE, SETTLEMENT AND RELEASE AGREEMENT ("Agreement") is made and effective as of November 15, 2015 (the "Effective Date"), is entered into by and between FINJAN, INC., a corporation organized and existing under the laws of Delaware, signing on its own behalf and on behalf of its Affiliates, and AVAST SOFTWARE s.r.o., a company organized and existing under the laws of the Czech Republic, signing on behalf of itself and its Affiliates. In consideration of the licenses, terms, conditions and recitals set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) agree as follows:
A.The parties have had discussions regarding the enforceability, validity and infringement of certain Finjan Patent Rights.
B.To avoid the time and expense of litigation, and without any admission of liability or fault, Finjan and Avast wish to resolve and settle all current and potential future claims between them, known and unknown, and enter into this Agreement, on the terms and conditions set forth below.
TERMS AND CONDITIONS
1.    DEFINITIONS
1.1    "Affiliates" shall mean any past, present, or future subsidiary, parent, sister company, or other corporation, firm, business, partnership, joint venture, or entity that Controls, is controlled by, or is under common control of, that a Party or any of its subsidiaries.
1.2    "Avast" means Avast Software s.r.o. and its predecessors, successors, and Affiliates that are not Excluded Entities, and subject to provisions of Sections 3.2 through 3.4.
1.3    "Avast Third Parties" means except for Excluded Entities (a) Avast's customers, buyers, sellers, users, developers, manufacturers, and/or distributors of the Covered Products; (b) any developer or vendor that supplies or incorporates components or steps of the Covered Products, and to the extent done for or on behalf of Avast and to the extent that, in the absence of a license from Finjan, would infringe, either directly or indirectly, in whole or in part, any of the Finjan Patent Rights; and (c) successors in interest of any divested assets or businesses of Avast for the Covered Products.
1.4    "Claim" shall mean claims, counterclaims, answers, cross-claims and any judicial, administrative or other proceeding of any kind in any jurisdiction (including any claim or contention that any of the Finjan Patent Rights is invalid, unenforceable, not infringed or has been misused), as well as any and all actions, causes of action, costs, damages, debts, demands, expenses, liabilities, losses, obligations, proceedings, and suits of every kind and nature, liquidated or unliquidated, fixed or contingent, in law, equity, or otherwise, and whether presently known or unknown.
1.5    "Control" means the possession, directly or indirectly, solely or jointly, of the power to direct or cause the direction of management, actions or policies of a legally recognizable entity, whether through the ownership of voting shares, by contract, or otherwise.
1.6    "Covered Product" means any past, present, or future product (other than New Products as defined in Section 3.2 below), apparatus, component, machine, system, module, software, service, process, or method made, used, sold, offered for sale, imported, exported, distributed, or tested, or by, or on behalf of, Avast for products and services that Avast provides, that, in the absence of the license granted in Section 3.1, would infringe, either directly or indirectly, in whole or in part, any of the Finjan Patent Rights.
1.7    "Excluded Entity" means (a) any entity, including a Related Entity or successor of an entity, in litigation with Finjan related to the Finjan Patent Rights as of the Effective Date, provided that such entity is still in litigation with Finjan at the point in time as it would otherwise be covered by the license grant in Section 3.1 below, and (b) any entity, including a Related Entity or successor of an entity, in litigation with Finjan related to the Finjan Patents before there is a public announcement or disclosure that such entity will (i) be acquired by Avast or (ii) acquires Avast, provided that such entity is still in litigation with Finjan at the point in time as it would otherwise be covered by the license grant in Section 3.1 below. A list of Excluded Entities as of the Effective Date is attached as Exhibit A
1.8    "Finjan" means Finjan, Inc. and its predecessors, successors and Affiliates.
1.9    "Finjan Patent Rights" means (a) U.S. Patent Nos. 7,975,305, 8,141,154, 6,154,844 and 8,677,494; (b) any issued patent and any pending patent application anywhere in the world that Finjan currently owns or controls (or has the right to own or control) as of the Effective Date; and (c) any past, present, or future patent or patent application worldwide to which any of the foregoing patents and/or patent applications described in (a) and (b) claim priority or are otherwise related, including, but not limited to all parents, provisionals, continuations, continuations-in-part, reissues, reexaminations, divisionals, and foreign counterparts, of any of the foregoing. For purposes of this definition, a patent or patent application is deemed to be owned by Finjan if Finjan has the right to assert a claim of infringement or grant a license under such patent or patent application
1.10     "Party" shall mean, as applicable, Finjan, and Avast individually.
1.11    "Parties" shall mean Finjan, and Avast collectively.
1.12     "Person" shall mean any natural person, and any corporation, partnership, limited liability company or other legal entity recognized in any jurisdiction in the world.

1.13     "Related Entity" means with respect to an Excluded Entity, (a) any Person that directly or indirectly through one or more entities Controls, is Controlled by or is under common Control with an Excluded Entity, or (b) any other Person that is deemed to be an affiliate of an Excluded Entity under the interpretation of the U.S. Securities Exchange Act of 1934, as amended.
2.    SETTLEMENT PAYMENT AND DISMISSAL OF THE ACTION
2.1    License Fee. Avast shall pay to Finjan the sum of USD $2,975,000 on or before fourteen (14) days after the Effective. Avast shall make this payment via international wire transfer in immediately available funds to the following account for the benefit of Finjan, Inc.:
Pay to: Silicon Valley Bank
Bank Address: 3003 Tasman Drive, Santa Clara, CA 94054, USA
Account Name: Finjan, Inc.
Finjan's Address: 2000 University Ave., E. Palo Alto, CA 94303
Routing &Transit #: #########
Swift Code: ########
Final Credit Account#: ##########
By Order of: [Name of Sender]

Finjan hereby designates the following contact as someone that Avast or its Affiliates may contact to verify the above information in relation to completing the wiring of the consideration to Finjan, Inc.:
Julie Mar-Spinola
Manager, Finjan, Inc.
2000 University Ave., Suite 600
E. Palo Alto, CA 94303, USA
2.2    Taxes. Each Party is responsible for reporting and paying its own income taxes, corporate taxes and applicable franchise taxes imposed on such Party as a result of the payment or transactions contemplated by this Agreement. The payment specified in Section 2.1 shall be the total amount paid by Avast to Finjan, without any additional amounts due or paid as a result of any present and future taxes (including any income taxes, sales taxes, use taxes, stamp taxes, value added taxes, property taxes and all other taxes, duties or imposts) that may be imposed by any taxing authority on Finjan in relation to this Agreement. Payment of any and all such taxes shall be the sole responsibility of Finjan, Inc.
2.3    No Admissions. This Agreement is the result of a compromise and resolution to avoid the expense and risk of resolving any dispute through any litigation. Nothing in this Agreement shall be deemed as an admission to any party of any fact, wrongdoing, liability, infringement or non-infringement, of the validity or invalidity, or enforceability or non-enforceability of any of the Finjan Patent Rights or any position taken or proposed to be taken in any proceeding. A Party's participation in this Agreement, its agreement to any term of this Agreement, and any action taken by Finjan or Avast pursuant to this Agreement:
(a)does not constitute and shall not be construed as an admission of liability or as a concession by Finjan or Avast that any Claim or defense asserted by Finjan or Avast is valid; and
(b)shall not be offered or admitted in evidence in any legal proceeding between Finjan and Avast other than a proceeding to enforce rights and obligations arising out of this Agreement or as permitted pursuant to Section 8.
2.4    Validity, Enforceability and Infringement. Avast and its Affiliates shall not contest or participate in a contest of the infringement, validity and/or enforceability of the Finjan Patent Rights in any forum, domestic or foreign, including the Federal Trade Commission, the United States Patent and Trademark Office and/or the International Trade Commission and their foreign equivalents; provided, however, that this Section 2.4 shall not apply (a) if Finjan asserts infringement of the Finjan Patents Rights against AVAST or its Affiliates; (b) to actions taken in response to a subpoena, court order, government directive, or an equivalent of the foregoing; or (c) in the event of material breach of this Agreement by Finjan. Avast agrees to give Finjan prompt notice of any subpoena served on Avast requesting materials related to contesting the infringement, validity and/or enforceability of the Finjan Patent Rights, pursuant to the notice provision at Section 10. Avast agrees not to unreasonably challenge Finjan's objections to any such subpoena.
3.    LICENSES
3.1    License Grant. Finjan hereby grants to Avast a nonexclusive, perpetual, worldwide, fully-paid up irrevocable license, under the Finjan Patents Rights to use, make, have made, sell, offer to sell, import, export, and/or otherwise distribute, promote any Covered Product through multiple tiers of distribution.
For clarity:

(a)the license granted under this Section 3.1 does not apply to any Excluded Entity.
(b)the license granted under this Section 3.1 includes the right of Avast Third Parties, direct or indirect, to use, sell, offer for sale, import, or otherwise dispose of Covered Products worldwide, regardless of the jurisdiction in which such Covered Products were first sold or manufactured, to the same extent that the Finjan Patent Rights in such Covered Products would be deemed to have been exhausted under United States law if such Covered Products were first sold in the United States;
(c)no right is granted to transfer, or to sub-license, or to grant any rights under this Agreement to any third party, except as specifically set forth herein; and
(d)the license granted under this Section 3.1 includes and applies without limitation to Covered Products that consist of licensed software, including where such software is distributed to end users by providing a single master copy of such software to a distributor or other agent and authorizing such agent to reproduce such software in substantially identical form and distribute it as a product of Avast.
3.2    Acquisition of Avast. In the event that Avast is acquired or merged and is not the surviving company, the license under Section 3.1 will extend to Avast's Covered Products that are sold, licensed, offered at the time of the acquisition or merger, including updates and upgrades thereto ("Existing Covered Products"), but will not extend to (a) any new products or services that did not exist at the time of the acquisition or merger, or (b) the acquirer's products or services, or (c) the surviving company's products or services that, in the absence of a license directly from Finjan, would infringe, either directly or indirectly, in whole or in part, any of the Finjan Patent Rights ("New Products"). If, however, the acquirer or surviving company desires to extend Avast's license to include New Products, Finjan will negotiate such extension with the acquirer in good faith.
3.3    Acquisitions by Avast. In the event that Avast acquires any technology or company or is the surviving company resulting from a merger after the Effective Date in which Avast seeks to use, make, have made, sell, offer to sell, import, export, and/or otherwise distribute a product or service which includes technology that would infringe, either directly or indirectly, in whole or in part, any of the Finjan Patent Rights, then the license under Section 3.1 will only extend to such product or service utilizing such technology or company (a) in the case of a company acquisition or merger, if the company's annual revenue during the twelve months preceding the acquisition or merger is$150,000,000 or less; or (b) in the case of a technology acquisition, if the annual revenue generated by the sale or license of such technology during the twelve months preceding the acquisition or merger is $150,000,000 or less. For avoidance of doubt, the aforementioned products and services of section 3.3 are Covered Products.
If annual revenue in section 3.3 (a) or (b) exceeds $150,000,000, the products and services of the acquired company are not Covered Products..
3.4    New Affiliate License. Subject to Sections 3.2 and 3.3, if (a) an entity is acquired by Avast or an Avast Affiliate or otherwise becomes an Affiliate after the Effective Date, and (b) this entity is not an Excluded Entity; then the license granted under Section 3.1 shall extend to this entity (a "New Affiliate"). A portfolio company acquired by an owner or investor in Avast after the Effective Date (a "Portfolio Company") will not become a New Affiliate. If, however, such Portfolio Company is combined with Avast or any of its subsidiaries or its direct holding company byway of merger or is acquired by Avast, any of its subsidiaries or its direct holding company, such Portfolio Company shall be deemed a New Affiliate of Avast pursuant to the terms hereof.
3.5    Reservation of Rights. Any and all rights not expressly granted in this Agreement with respect to the Finjan Patent Rights, including, without limitation, the right to enforce the Finjan Patent

Rights against third parties and collect royalties and/or damages in connection therewith, are hereby reserved and retained exclusively by Finjan.
3.6    Scope Savings Clause. In the event that Finjan does not have the right to grant a license, covenant or release under any particular Finjan Patent Right of the scope of the licenses, covenants, and releases set forth in this Agreement, then the license, covenant, or release granted herein shall be of the broadest scope within the scope of the rights set forth herein that Finjan has the right to grant.
4.COVENANT NOT TO SUE
4.1    Finjan covenants and agrees that it will not assert any Claim against Avast or any Avast Third Party for direct, induced, indirect, or contributory infringement under the Finjan Patent Rights (effective for each patent from its issuance to its expiration) for taking any actions permitted under Section 3.1.
4.2    The foregoing covenants are personal to Avast and the Avast Third Parties and are not transferable or assignable except as expressly set forth in this Agreement.
5.RELEASES
5.1    Release by Finjan.
(a)Release of Avast. Finjan does hereby irrevocably and permanently release and forever discharge Avast, and each of its officers, directors, employees, agents, predecessors, successors, Affiliates, assigns and attorneys from any and all actions, claims, demands, losses, liabilities, or causes of action of any nature whatsoever, at law or in equity, whether asserted or un-asserted ,whether known or unknown, on account of any action, inaction, matter, thing, or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective Date, including relating to alleged infringement of the Finjan Patent Rights.
(b)Release of Avast Third Parties. Finjan does hereby irrevocably and permanently release and forever discharge Avast Third Parties regarding Avast's Covered Products from any and all actions, claims, demands, losses, liabilities, or causes of action of any nature whatsoever, at law or in equity, whether asserted or un-asserted, whether known or unknown, that are based in any way on any acts that would have been licensed under this Agreement had it previously been in effect.
5.2    Release by Avast. Avast does hereby irrevocably and permanently release and forever discharge Finjan and each of its officers, directors, employees, agents, predecessors, successors, Affiliates, assigns and attorneys from any and all actions, claims, demands, losses, liabilities, or causes of action of any nature whatsoever, at law or in equity, whether asserted or un-asserted, whether known or unknown, on account of any action, inaction, matter, thing, or event, that occurred or failed to occur at any time in the past, from the beginning of time through and including the Effective Date, arising out of or relating to the Finjan Patent Rights.
5.3    Statutory Acknowledgement. Each Party expressly waives the benefits of any statutory provision or common law rule that provides, in sum or substance, that a release does not extend to claims that the party does not know or expect to exist in its favor at the time of executing the release, which if known by it, would have materially affected its settlement with the other party. In particular, but without limitation, each Party expressly waives the provisions of California Civil Code § 1542, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF

EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER STTLEMENT WITH THE DEBTOR.
5.4    Indirect Claims. The Parties expressly understand that both direct and indirect breaches of this Section 5 are proscribed, provided that a Party alleging any such breach must notify the other Party in writing of such alleged breach and provide such Party thirty (30) calendar days to cure any such breach so that, for clarity, if any such alleged breach is so cured, it shall be deemed not to have occurred. Finjan and Avast each covenants and agrees that it will not institute or prosecute, against the other, any action or other proceeding based in whole or in part upon any Claims released by this Agreement. Further, Finjan and Avast each agrees that it will not authorize or solicit the commencement or prosecution against the other or any other Person released hereunder of any action or other proceeding based in whole or in part upon any Claims released by this Agreement.
6.    WARRANTY DISCLAIMERS AND LIMITATIONS OF LIABILITY
6.1    EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE.
6.2    Any warranty made by Avast to its customers, users of its products or any third parties are made by Avast alone and shall not bind Finjan or be deemed or treated as having been made by Finjan, and service of any such warranty shall be the sole responsibility of Avast.
6.3     FINJAN SHALL NOT BE LIABLE TO AVAST, ITS SUPPLIERS, DISTRIBUTORS, CUSTOMERS, THE USERS OF ANY AVAST PRODUCT, OR ANY OTHER THIRD PARTIES, FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, ANY DAMAGE OR INJURY TO BUSINESS EARNINGS, PROFITS OR GOODWILL SUFFERED BY ANY PERSON OR ENTITY ARISING FROM ANY USE OF FINJAN'S PATENTS, EVEN IF FINJAN IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
7.ASSIGNMENTS AND TRANSFERS
7.1    Transfers by Finjan. Finjan may assign, sell, or otherwise transfer any of the Finjan Patent Rights, but only to an assignee or transferee who shall first agree in writing to assume the obligations of Finjan under this Agreement and to observe all rights of Avast provided in this Agreement.
7.2    Transfers by Avast. Avast may assign this Agreement, subject to obtaining Finjan's prior written consent; provided, however, that such consent shall not be required in the event of an assignment to a successor acquiring a controlling interest in all, or substantially all, of the business or assets of Avast and such successor is not an Excluded Entity. All assignments and transfers will be subject to the applicable provisions of Sections 3.2 through 3.4.
8.CONFIDENTIALITY OF THIS AGREEMENT
8.1    The Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any third party except:
(a)with the prior written consent of the other Party;
(b)as otherwise may be required by applicable law, regulation or order of a governmental authority of competent jurisdiction (and to legal counsel, insurers, accountants, banks, and financial sources and advisors as is reasonably required in connection with compliance with such law, regulation or order), provided that (i) before such disclosure, written notice must be given to, and receipt acknowledged by, the non-disclosing party allowing it to determine whether such disclosure should be protected from public disclosure, and (ii) it is disclosed subject to an ethical obligation of confidentiality or pursuant to a confidentiality agreement;
(c)without limiting Section 8.1(f) and Section 10.1, as may be required in litigation subject to any court-entered protective orders limiting disclosure for use in the subject litigation;
(d)to counterparties, legal counsel, insurers, accountants, banks, and financing sources and their advisors, if reasonably required in connection with undertaking corporate or financial transactions , provided it is disclosed subject to an ethical obligation of confidentiality or pursuant to a confidentiality agreement;
(e)Avast may disclose that it has a license to the Finjan Patent Rights to any actual or potential Avast Third Party, provided that Avast shall not disclose any of the specific terms of this Agreement without Finjan's prior written consent; or
(f)as required to enforce the terms of this Agreement in a legal proceeding
8.2    Notwithstanding the confidentiality obligations in this Agreement, each Party acknowledges and agrees that the other Party may comply with its securities disclosure obligations under applicable laws and regulations including referencing or disclosing this Agreement and any of its statements as required (each such disclosure as to this Agreement or any of its Exhibit, a "Securities Disclosure") subject to the provisions of this Section 8.2. In making a Securities Disclosure, each Party agrees to act in good faith to maintain the confidentiality of this Agreement, each provision hereof, and each Exhibit hereto, to the greatest extent reasonably possible, consistent with all legal and regulatory obligations.

9.	REPRESENTATIONS TRANSACTIONS AND WARRANTIES; COVENANTS; SHAM TRANSACTIONS
9.1    Representations and Warranties. Each Party represents, warrants and covenants that it is duly existing; that it has the full power and authority to enter into this Agreement and bind its Affiliates hereto; that there are no other persons or entities whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement; that this Agreement does not and will not interfere with any other agreement to which it is a party; and that it will not enter into any agreement the execution or performance of which would violate or interfere with this Agreement. Each natural person executing this Agreement represents, warrants, and acknowledges that he or she is authorized and legally empowered to execute this Agreement on behalf of every Person for whom he or she purports to act.
9.2     Representation and Warranty Related to Releases. Finjan represents and warrants that it has not sold, assigned, transferred, hypothecated, pledged, or encumbered, or otherwise disposed of, in whole or in part, voluntarily or involuntarily, any Claims purported to be released by this Agreement.
9.3    Representations, Warranties and Covenants by Finjan. Finjan represents, warrants and covenants that: (a) Finjan, Inc. is the sole and exclusive owner of all rights, title, and interest in current Finjan Patent Rights, including all rights to recover for alleged infringement of the same; (b) it has the full right and authority to enter into this Agreement and make representations on behalf of itself and its Affiliates and shall comply with and grant, and cause their Affiliates to comply with and grant, all necessary rights, licenses, and releases to effect this Agreement, and all other terms and conditions of this Agreement, and shall be directly liable to Avast for any breach of this Agreement; (c) no other Person has a community property or any other right, title, or interest in or to any of the Finjan Patent Rights; and (d) Finjan has not entered into and shall not enter into any agreement that would interfere with, prevent, or otherwise impair the full exercise of all rights granted in this Agreement.
9.4    Limitations. Nothing in this Agreement is or shall be construed as: (a) a warranty or representation by Finjan as to the validity, scope or enforceability of the Finjan Patent Rights; (b) any warranty or representation by Finjan that anything made, used, sold, licensed, offered for sale, offered for license or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties; (c) an obligation on the part of Finjan to bring or prosecute actions or suits against third parties for infringement; (d) an obligation to proceed with the prosecution of any pending patent application or maintenance of any patent; or (e) granting by implication, estoppel or otherwise any licenses under patents owned by Finjan except as specifically defined in Section 3 and Section 4 of this Agreement.
9.5 No Rescission if any Finjan Patent Rights Determined Invalid or Unenforceable. In the event that any or all claims of the Finjan Patent Rights are materially limited or declared invalid, Avast shall not be entitled to any return of any payment made or due under this Agreement.
9.6    No Sham Transactions.
(a)Finjan represents and warrants to Avast that Finjan has not, in anticipation of this Agreement or one of a similar nature, participated in, or agreed or planned to participate in, any transaction or series of transactions where a substantial purpose and result of such transaction(s) is (or was) to avoid, with respect to one or more Finjan Patent Rights, extending to Avast and its affiliates and customers the licenses and other benefits of this Agreement that Avast otherwise would have enjoyed with respect to such Finjan Patent Rights. Furthermore, Finjan shall not participate in, or agree or plan to participate in, any such transaction following the Effective Date.
(b)Avast represents and warrants to Finjan that Avast, in anticipation of this Agreement or one of a similar nature has not participated in, or agreed or planned to participate in, any transaction or series of transactions where a substantial purpose and result of such transaction(s) is (or was) to avoid extending to Finjan the benefits of this Agreement that Finjan otherwise would have enjoyed. Furthermore, Avast shall not participate in, or agree or plan to participate in, any such transaction following the Effective Date.
10.    ENFORCEMENT OF AGREEMENT
10.1 Pleading Agreement; Recovery of Attorneys Fees. This Agreement may be offered in evidence and pleaded as a full and complete defense to any Claims that may be instituted, prosecuted, or attempted in breach of this Agreement. In any such action, and in any action to enforce this Agreement, the prevailing Party shall recover its reasonable attorneys' fees and costs.
10.2 Injunctive Relief. The Parties acknowledge and agree that: (a) any breach of this Agreement may result in immediate and irreparable injury for which there is no adequate remedy available at law; and (b) in addition to any other remedies available, specific performance and injunctive relief are appropriate remedies to compel performance of this Agreement, without the necessity of posting a bond or making a showing of irreparable harm.
10.3 Dispute Resolution. Any dispute arising out of or related to this Agreement, excluding the failure to make payment under Section 2.1, shall be resolved as follows: Senior executives of all Parties shall meet within thirty (30) calendar days of any Party providing written notice in accordance with Section 11 to the other Party of a dispute to attempt to resolve such dispute. If the senior executives cannot resolve the dispute, any Party may make a written demand for formal dispute resolution by tendering to the other Party notice of the dispute and its intent to invoke the terms of this Section 10.3. The Parties agree to meet within ninety (90) calendar days of such a demand with an impartial mediator selected by mutual agreement for a one-day non-binding mediation of the dispute. In the event the Parties cannot agree on a mediator, they shall each select one independent nominator and the two nominators shall agree on and appoint the mediator. If the Parties have not agreed on resolution of the dispute within thirty (30) calendar days after the one-day mediation, or if the independent nominators have not been appointed or failed to appoint a mediator within thirty (30) calendar days of the original demand, any Party may begin litigation proceedings.
10.4 Failure to Pay; Breach of Section 2.4. In the event that Avast fails to make timely payments pursuant to Section 2.1 of this Agreement, the Parties agree that Avast will pay Finjan fair and reasonable compensation for any and all losses and damages sustained by Finjan. Inthe event that Avast violates Section 2.4 of this Agreement, Avast agrees that such action constitutes a material breach. The Parties agree that for such a material breach, Avast will pay Finjan a fair and reasonable compensation for any and all losses and damages sustained by Finjan. Avast agrees that for any material breach of Section 2.1 and 2.5, it will pay, at the very least, any outstanding payments due under Section 2.1.
11.     NOTICES
Notices under this Agreement shall be sent by overnight mail, return receipt or other proof of delivery requested, overnight courier, fax or E-mail to the following:
If to Avast Corporation:
Mr. Alan Rassaby
Attention: General Counsel
AVASTSoftware s.r.o.
Trianon Office Building,
Budejovicka 1518/13A,
14000 Prague 4- Michle
_________@_______.com

With copies to:
William B. Kircher
Husch Blackwell LLP
4801 Main Street, Suite 1000
Kansas City, MO 64113, USA
bill.kircher@huschblackwell.com

If to Finjan, Inc.:
Finjan, Inc.
Julie Mar-Spinola
Manager, Finjan, Inc.
2000 University Ave., Suite 600
E. Palo Alto, CA 94303, USA
_______@________.com; (650) 282-3228

With copy to:
__________________

12.    GENERAL PROVISIONS
12.1     Independent Counsel. Each Party warrants to the other Parties that it has carefully read this Agreement, knows its contents, and has freely executed it. Each Party, by execution of this Agreement, represents that such Party has reviewed each term of this Agreement with that Party's legal counsel and that such Party will not deny the validity of any term of this Agreement on lack of advice of counsel.
12.2     Entire Agreement. This Agreement is an integrated document representing the entire understanding between the Parties with respect to the subject matter of this Agreement. The Parties agree that this Agreement supersedes and supplants all prior or contemporaneous agreements, proposals, or understandings, whether written or oral, between them with respect to the same subject matter.
12.3     Amendments. This Agreement may not be modified, amended, supplemented, or repealed except by written agreement executed by duly authorized representatives of the Parties, expressly stating that it is the intention of the Parties to modify this Agreement.
12.4     Governing Law. This Agreement shall be interpreted in accordance with and governed by federal law or, where applicable, the laws of the State of California. All disputes and litigation regarding this Agreement and matters connected with its performance shall be subject to the exclusive jurisdiction of the state and federal courts of the State of California, and each party irrevocably consents and submits to personal jurisdiction in those courts for purposes of this Agreement.
12.5     Construction. This Agreement shall be construed in all respects as jointly drafted and shall not be construed, in any way, against any Party on the ground that the Party or its counsel drafted this Agreement. As used in this Agreement, the term "including" and terms of like import shall be interpreted as terms of explication as if followed by the words "without limitation". The term "such as" means "such as without limiting the generality of the foregoing." The division of this Agreement into Articles and Sections and the insertion of headings are for convenience or reference only and shall not affect the construction or interpretation of this Agreement. The terms "hereof, "hereunder", "herein", and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of, and Schedules to, this Agreement.
12.6     No Waiver. No waiver of, failure of a Party to object to, or failure of a Party to take affirmative action with respect to any default, term, or condition of this Agreement, or any breach thereof, shall be deemed to imply or constitute a waiver of any other like default, term, or condition of this Agreement or subsequent breach thereof.
12.7     Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If the signature of any person is provided by facsimile, the facsimile signature shall be deemed effective as and when provided, but the original of that signature shall be provided as soon as practical thereafter, to be included with the original instrument.
12.8     United States Bankruptcy Code Section 365(n). All rights and licenses granted under or pursuant to this Agreement by Finjan are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the United States Bankruptcy Code or any applicable foreign equivalent. Finjan agrees that Avast, as a licensee of rights under this Agreement, will retain and fully exercise all of its respective rights and elections under the United States Bankruptcy Code or the applicable foreign equivalent.

12.9     Patent Inquiries. Finjan shall, upon a written request from Avast sufficiently identifying any patent or patent application, inform Avast as to the extent to which said patent or patent application is subject to the licenses and other rights granted under this Agreement.
12.10     Avast Trademark Logo. Avast hereby grants Finjan the right to use Avast's trademark logo on Finjan's website listing its licensees.
12.11     Term and Termination. The term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of all the Finjan Patent Rights. Neither this Agreement nor any of the rights or licenses granted herein may be terminated for any reason, including by a Party for the material breach hereof by the other Party.
12.12     Severability. If any provision or portion of a provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid under any applicable statute or rule of law, such court is authorized to modify such provision to the minimum extent necessary to make it enforceable and valid, and the remaining provisions or portions of provisions of this Agreement shall in no way be affected or impaired thereby.
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IN WITNESS WHEREOF, Finjan, Inc., and Avast Inc. have executed this Agreement effective as of the Effective Date.

FINJAN, INC.

By:	/s/ Julie Mar-Spinola	Date:	11/15/15
Julie Mar-Spinola
Manager

AVAST SOFTWARE s.r.o.

By:	/s/ Alan Rassaby	Date:	11/15/2015
Alan Rassaby
Executive Director

Exhibit A

EXCLUDED ENTITIES

Blue Coat

FireEye
Palo Alto Networks
Proofpoint

Sophos

Symantec